Exhibit 10.4

Director RSU Agreement

Grant Tracking ID # ____

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

You (“Grantee”) have been granted restricted stock units (“RSUs”) relating to shares of common stock, $.001 par value per share (the “Stock”), of Sun Microsystems, Inc., a Delaware corporation (“Sun”), subject to the vesting conditions set forth in this Award Agreement. Additional terms and conditions of the grant are set forth in this Award Agreement and in Sun’s 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date:                     , 200

Name of Grantee:

Number of RSUs Covered by the Grant:

Vesting Start Date:

Vesting Schedule:

In the event that the Schedule set forth below would result in vesting of a fractional number of RSUs, the number of RSUs that will vest will be rounded down to the nearest whole share, and the last scheduled vesting tranche will be rounded up, to the extent necessary, so that the full number of RSUs will have vested.

Vesting Date	Number of RSUs that vest, as
a fraction of the number of
RSUs granted

The one-year anniversary of the Vesting Start Date	20%

The two-year anniversary of the Vesting Start Date	20%

The three-year anniversary of the Vesting Start Date	20%

The four-year anniversary of the Vesting Start Date	20%

The five-year anniversary of the Vesting Start Date	20%

By signing this Award Agreement below and returning it to:

Global Stock Plan Services

Sun Microsystems

SCA 22-120

4220 Network Circle

Santa Clara, CA 95054

within 60 days of the Grant Date, you agree to all of the terms and conditions described in the Award Agreement and in the Plan, a copy of which may be viewed along with the Plan prospectus on Sun’s intranet at http://stockplans.central. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Award Agreement should appear to be inconsistent. If you do not sign and return this Award Agreement within the 60-day period, this Award Agreement and grant of RSUs will be null and void.

By:

Name:

Date:

This is not a stock certificate or a negotiable instrument.

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RSU Transferability	This grant is an award of RSUs in the number of units set forth on the first page of this Award Agreement, subject to the vesting conditions described in this Award Agreement. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Definitions	Capitalized terms used but not defined in this Award Agreement are defined in the Plan, and have the meanings set forth in the Plan.

Vesting	Your RSUs vest as to the number of units indicated in the Vesting Schedule and on the Vesting Dates shown on the first page of this Award Agreement, provided you are in Service on each of the Vesting Dates and meet the applicable vesting requirements set forth in this Award Agreement. Except as specifically provided in this Award Agreement, or as may be provided in other agreements between you and Sun, no additional RSUs will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested RSUs	Shares of Stock underlying vested RSUs will be delivered to you by Sun as soon as practicable following the applicable Vesting Dates, but in no event beyond 2 1 /2 months after the end of the calendar year in which the shares otherwise would have been delivered. The purchase price for the vested shares of Stock is considered paid by your services to Sun.

Forfeiture of Unvested RSUs	Except as specifically provided in this Award Agreement, or as may be provided in other agreements between you and Sun, no additional RSUs will vest after your Service has terminated for any reason. In the event that your Service terminates for any reason, you will forfeit to Sun all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, the RSUs granted under this Award Agreement will automatically vest as to the number of RSUs that would have vested if you had remained in Service for the twelve-month period immediately following your death.

Disability	If your Service terminates because of your Disability, the RSUs granted under this Award Agreement will automatically vest as to the number of RSUs that would have vested if you had remained in Service for the twelve-month period immediately following your Disability.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all your rights to the RSUs granted under this Award Agreement.

Withholding Taxes	Regardless of any action Sun takes with respect to any income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to this Award Agreement (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is your responsibility and that Sun:

•        is not making any representations and is not committing to take any actions regarding any Tax-Related Items, including, but not limited to, the grant of the RSUs, the vesting of the RSUs, the delivery of shares of Stock upon vesting of the RSUs, the subsequent sale of shares of Stock acquired upon vesting of the RSUs, and the receipt of any dividends; and

• does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Before any Tax-Related Items become due, you will pay or make adequate arrangements satisfactory to Sun to satisfy those Tax-Related Items. If permissible under local law, you authorize Sun to withhold all applicable Tax-Related Items legally payable by you by one or a combination of the following:

• withholding from cash compensation paid to you by Sun;

• withholding proceeds from the sale of shares of Stock acquired upon vesting of the RSUs;

• arranging for the sale of shares of Stock acquired upon vesting of the RSUs; and/or

•        withholding shares of Stock otherwise deliverable to you, provided that Sun only withholds the number of shares of Stock necessary to satisfy the minimum withholding amount or such other amount as determined by Sun not to result in negative accounting consequences, rounding up to the nearest whole share of Stock.

If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, you will be deemed to have been issued the full number of shares of Stock to which you are entitled pursuant to the vesting of the RSUs even though a portion of those shares of Stock will be withheld for the purpose of satisfying the Tax-Related Items.

Further, if you have relocated to a different jurisdiction between the date of grant and the date of any taxable event, you acknowledge that Sun may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Finally, you will pay to Sun any amount of Tax-Related Items that Sun may be required to withhold or account for as a result of your participation in the Plan or any aspect of the RSUs that cannot be satisfied by any of the means described in the preceding paragraph. Sun may refuse to deliver shares of Stock to you if you fail to meet your obligations for the Tax-Related Items, as described in this section.

Nature of Grant	In accepting the RSUs, you acknowledge that:

•        the Plan was established voluntarily by Sun, it is discretionary in nature and it may be modified, amended, suspended or terminated by Sun at any time, unless otherwise provided in the Plan and this Award Agreement;

•        the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past;

• all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of Sun;

• your participation in the Plan is voluntary;

• the RSUs and any shares or Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for Service of any kind rendered to Sun;

•        the RSUs and any shares of Stock acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Sun;

• the RSUs will not be interpreted to form an employment contract or relationship with Sun or any Affiliate or Subsidiary;

• the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

•        in consideration of the grant of the RSUs, no claim for compensation or damages may be made as a result of the termination of the RSUs or from a reduction in value of the RSUs or shares of Stock acquired upon vesting of the RSUs as a result of your termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Sun from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award Agreement, you have irrevocably waived your entitlement to pursue such a claim;

• Sun is not providing any tax, legal or financial advice, nor is Sun making any recommendations regarding your participation in the Plan; and

• you should consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the RSUs unless and until the shares of Stock relating to the RSUs have been delivered to you (or an appropriate book entry has been made). In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each of your RSUs. Sun may, in its sole discretion, require that dividends will be reinvested in additional RSUs at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the related RSUs.

Forfeiture of Rights	To the extent permitted by applicable law, you agree that while you are a Service Provider and for a period of twelve months immediately following your termination of Service, you shall not, directly or indirectly, solicit, induce, recruit or encourage any employees of Sun to leave their employment, either for yourself or any other person or entity. If you should take any of the actions described in the preceding sentence, Sun shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause:

• a forfeiture of the RSUs subject to this Award Agreement; and

• with respect to the period commencing twelve months prior to and ending twelve months following your termination of Service:

• a forfeiture of any shares of Stock acquired by you upon the vesting of the RSUs; and

• a forfeiture of any gain recognized by you upon the sale of shares of Stock acquired by you upon the vesting of the RSUs.

Adjustments	In the event of a recapitalization, a stock split, a stock dividend or a similar change in Sun stock, including any change described in the Plan, the number of RSUs covered by this grant will be adjusted in accordance with the terms of the Plan. The RSUs will be subject to the terms of the agreement of merger, liquidation or reorganization in the event Sun is subject to such corporate activity.

Applicable Law and Venue	This Award Agreement will be interpreted and enforced under the laws of the State of Delaware, United States of America, without giving effect to the conflict of laws principles of that State. Any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Award Agreement or the Plan shall be commenced only in a court in the State of Delaware and the parties to this Award Agreement consent to the exclusive jurisdiction of such court. To the extent applicable, you agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Award Agreement or the Plan or any dealings between you and Sun relating to the subject matter of this Award Agreement or the Plan.

Data Privacy Notice and Consent	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, Sun and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Sun and any Subsidiary or Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in Sun, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting Sun with the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Consent to Electronic Delivery and Participation	Sun may, in its sole discretion, decide to deliver any documents related to your participation in the Plan, including statutory materials related to the Plan and future grants of restricted stock units under the Plan, by electronic or hard copy means or request your consent to participate in the Plan by electronic or hard copy means. You hereby consent to receive such documents by electronic or hard copy delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Sun or a third-party designated by Sun. Additionally, by accepting this grant of RSUs, you agree that Sun may deliver the Plan prospectus and Sun’s annual report to you in an electronic format. The Plan prospectus is located at http://stockplans.central.

Language	If you have received this Award Agreement or any other Plan document translated into a language other than English and if the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.

The Plan	The text of the Plan is incorporated in this Award Agreement by reference.

This Award Agreement and the Plan constitute the entire understanding between you and Sun regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Business Days	To the extent the expiration of a relevant period occurs on a day on which Sun is not scheduled to conduct business (e.g., a Saturday, Sunday or a U.S. federal holiday), the expiration of the relevant period will occur on Sun’s last business day preceding that date.

Severability	The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall be binding and enforceable.

Additional Terms and Conditions	If you relocate to another country, any special terms and conditions applicable to RSUs granted in such country may apply to you, to the extent Sun determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, Sun reserves the right to impose other requirements on the RSUs and any shares of Stock acquired under the Plan, to the extent Sun determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.